UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2001

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon	333 - 96209	93-1282171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
503 Airport Road, Medford, Oregon	97501
Address of Principal Executive Office	Zip Code

Registrant's telephone number including area code    541-618-6003

(Former name or former address, if changed since last report):    Not applicable

Item 7.     Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. Not applicable.
(b)	Pro forma financial information. Not applicable.
(c)	Exhibits. The following exhibits are filed herewith and this constitutes the exhibit index:
Exhibit
99	Press Release dated July 18, 2001

Item 9.     Regulation FD Disclosure

          On July 18, 2001, PremierWest Bancorp issued a press release, including certain forward looking statements, disclosing earnings for the second quarter of 2001.   All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP (Registrant)
Date: July 19, 2001	By: /s/ Bruce R. McKee Bruce R. McKee, Chief Financial Officer

FOR IMMEDIATE RELEASE:

Contact:
John L. Anhorn - Chief Executive Officer and President
Richard R. Hieb - Executive Vice President and Chief Operating Officer
Bruce R. McKee - Senior Vice President and Chief Financial Officer
PremierWest Bancorp
(541) 618-5970 (Investor Line)
(541) 618-6003 (Main Line)
Email:  brucem@premierwestbank.com

PREMIERWEST BANCORP CONTINUES STRONG GROWTH

MEDFORD, OR. – JULY 18TH – PremierWest Bancorp (OTCBB: PRWT) announced today its operating performance for the second quarter of 2001. Net income increased 8% for the second quarter to $696,000 ($0.07 per dilutive share), before a $96,000 goodwill amortization charge, compared to $647,000 ($0.07 per dilutive share), before $883,000 of one-time merger and data conversion costs for the same three-month period in 2000. For the six-months ended, PremierWest had a 6% increase in net income to $1,346,000 compared to $1,269,000 before goodwill amortization and one-time merger and data conversion costs.

PremierWest is a one-bank holding company whose assets are interest-rate sensitive. According to its Chief Financial Officer, Bruce McKee, “this has truly been an unusual year with the Federal Reserve Bank lowering short-term interest rates a total of 275 basis points. That is a 30% reduction in interest rates since January.” Net interest margin has tightened over 60 basis points to 4.55% since last year. PremierWest’s deposits do not reprice at the same time as its loans that float with prime rate. PremierWest’s Chief Operating Officer, Rich Hieb added, ” We have been cautious in making rate adjustments to other deposits such as our savings, NOW and money market accounts in order to preserve customer accounts. Because we are maintaining strong deposit levels excess cash of $30 million invested in overnight accounts is available for funding loans to our customers.”

With the impact of the reductions in interest rate, PremierWest has re-forecast its net earnings per share on a fully diluted basis for the calendar year 2001 at $0.30 a share. John Anhorn, PremierWest’s Chief Executive Officer stated, “We have made significant accomplishments over the past twelve months and are continuing this process for the remainder of the year. Our investments in PremierWest’s growth is expected to result in consistent and higher earnings during the year 2002.”

Portland’s The Business Journal reported PremierWest bank as the second fastest growing financial institution in Oregon

Including the acquisition of Timberline Community Bank since the second quarter of 2000, PremierWest increased its total assets 36.5% to $466 million ($29 million or 9% of actual growth), increased its loans 50% to $325 million (actual growth of about $50 million or 23%), and increased its deposits 52% to $407 million (actual growth of $54 million or 20%).

Strong Loan Demand

PremierWest has not seen a slowdown in loan demand. During the last six months, PremierWest has experienced a 14% growth in loan volume - not taking into consideration the recent acquisition of Timberline, a northern California community bank with $98 million in assets, which was effective April 16th of this year.

Due to the increase in loan volume, net interest income increased 22% compared to prior year’s second quarter. Since the close of the acquisition of Timberline April 16, 2001, approximately $500,000, or 11%, in net interest income was contributed by the northern California operations.

PremierWest’s loan portfolio quality remains sound with similar amounts added to the allowance for loan losses during each of the comparable quarters. Net charge-offs were less than 0.01% for the first half of 2001 compared to 0.17% the first half of the prior year. Non-performing assets to total assets was 2.80% at year end 2000 improving to 1.49% as of the second quarter ended 2001. Pre-merger non-performing loans have been reduced. Management is currently dealing with approximately $4 million in loans on non-accrual and $2 million in other real estate owned. Approximately $2 million of the non-performing assets relate to the acquired banks’ portfolios. The allowance for loan losses is $4.5 million, or 1.4% of gross loans, and is considered adequate as of quarter end.

During this last quarter, PremierWest sold one other real estate owned in excess of $800,000 resulting in a reduction in earnings this quarter of $61,000. Another real estate owned property carried at approximately $1 million is under contract to be sold by September 1st of this year with minimal loss.

Capital to Total Assets Ratio of 9%

Stockholders’ equity increased by $13 million to $42 million since the end of the first quarter end, most significantly as a result of the issuance of PremierWest stock in the acquisition of Timberline. Since the beginning of the year, PremierWest’s net book value increased 20% to $3.90 per share including the effect of the 5% stock dividend paid in June 2001 to shareholders of record June 1st.

Considerable growth in equity and total assets combined with modest earnings have resulted in an annualized return on average equity of 6.69% for 2001 from 8.02% for the comparable quarter of 2000. Return on average assets was 0.62% for 2001 compared to 0.79% for 2000.

Non-interest Income Increased 60%

At the end of last year, PremierWest acquired a mortgage loan business that has added about 40% to non-interest income so far this year. PremierWest is now adding new expertise and volume to the investment services product line. PremierWest Investment Services, a subsidiary of PremierWest Bank, recently hired an investment manager with over $50 million in customer accounts. This business line is expected to increase non-interest income by another 10% to 15% by the end of this year.

Focus on Improving Efficiency Ratio

As was the situation during the prior quarter of this year, PremierWest’s rapid asset growth, absorption of two new bank operations, a finance company and a mortgage loan firm have resulted in an increase in the efficiency ratio from 73% during the first half of 2000 to 76% during the first half of 2001.

John Anhorn commented that, “we have put into place a task force comprised of key management that has been planning and implementing cost cutting measures. These efforts are expected to improve our efficiency ratio and earnings over the next twelve months. Our target efficiency ratio is 60% or below in the long-run.”

The most significant effect on the efficiency ratio was in salaries and employee benefits which increased $773,000 for the second quarter of 2001 compared to the same period of 2000 and an increase of $1.1 million for the first half of this year compared to the first half of last year. During the last twelve months, PremierWest has successfully completed two data conversions in addition to introducing new customer products requiring a strong workforce to complete these projects.

Mostly due to the combining of Timberline’s operations April 16th of this year, occupancy expense increased by $304,000 for the second quarter of this year compared to the same quarter of last year and increased by $348,000 for the first half of this year compared to the first half of last year.

Some cost savings with these acquisitions have resulted in a decrease in other non-interest expense by $80,000 during the second quarter of 2001 compared to the second quarter of last year. Certain back-room operations are expected to be centralized in Medford by the end of this year with anticipated cost savings during the year 2002.

Expansion Continues to Grow Forward

PremierWest opened a temporary full-service branch in Grants Pass, Oregon last March. Construction of the permanent branch in Grants Pass has begun with completion expected by the third quarter of this year. PremierWest also recently purchased a building to be a full-service branch site in the north area of Grants Pass that is expected to be operational by the fourth quarter of the year pending regulatory approval. Neither of these branch sites were in the initial forecasts for the year.

In addition, PremierWest is opening a residential real estate lending office next month in Redding, California - continuing its quest to move south down the Interstate 5 freeway.

Construction also continues on the annex to its headquarters facility on Medford’s Airport Road to be completed September 1st of this year where PremierWest is expected to centralize its administrative functions which should create more efficiencies.

For the next twelve months, PremierWest will be focussed at working on earnings improvement along with its mission to be ‘The Community Bank’. In addition, its philosophy with customers of ‘People doing business with people’ provides a niche-banking concept for the future as evidenced by PremierWest’s continued growth.

PremierWest Bancorp is the parent company for PremierWest Bank with branches located in Oregon at 1455 McAndrews Road, Medford; 2600 E. Barnett Road, Medford; 3369 Crater Lake Highway, Medford; 300 E. Pine, Central Point; 257 2nd Street, Drain; 350 NE Garden Valley, Roseburg; 19421 N. Umpqua Highway, Glide; 555 SE Kane, Roseburg; 2665 NW Van Pelt, Roseburg; 2030 Stewart Parkway in Roseburg; 1000 W. Central, Sutherlin; 40 NW Glenheart, Winston; 221 NE 7th Street, Grants Pass; and Loan Production and Administration offices located at 503 Airport Road, Medford. PremierWest Bank is the parent company of PremierWest Investment Services, Inc., located in Medford and Roseburg, Oregon and Premier Finance Company located in Portland, Oregon. Motor Investment Company, a division of PremierWest Bank, is located in Klamath Falls, Oregon. PremierWest Mortgage (formerly Leader Mortgage) is a division of PremierWest Bank with offices located in Klamath Falls, Grants Pass and Medford, Oregon.

PremierWest Bancorp stock is traded on the OTC Bulletin Board under the symbol PRWT. The two primary market makers in PRWT stock are A.G. Edwards (541-779-4500 or 800-453-8899) and D.A. Davidson & Company (503-603-3051 or 800-755-9643). Some of the other brokerage firms trading PRWT stock include Merrill Lynch (541-858-8815), Paine Webber (541-773-7773), Salomon-Smith Barney (541-779-5010) and Strand Atkinson (541-772-6826). For more information about PremierWest Bancorp, please call our investor line at 541-618-5970 or the Administration main line at 541-618-6003.

This report contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in those statements, which are representative only on the date hereof. These forward-looking statements are based on management’s assumptions and projections, and are sometimes identifiable by the use of the words, “expect to,” “plan,” “will,” “believe” and words of a similar predictive nature. Because management’s assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and these variations may be material and adverse. You should not rely solely on the forward-looking statements in evaluating an investment or prospective investment, and you should consider all uncertainties and risks discussed in the filings of PremierWest Bancorp with the Securities and Exchange Commission (SEC). PremierWest undertakes no obligation to update any forward-looking statements contained herein.

SOURCE: PremierWest Bancorp

PremierWest Bancorp
Selected Consolidated Financial Information
(In thousands, except per share data and ratios)
(Unaudited)

	Three-Months Ended June 30,
Income Statement Data	2001	2000	% Change
Total interest income	$ 8,100	$ 6,442	25.7%
Total interest expense	3,639	2,784	30.7%
Net interest income	4,461	3,658	22.0%
Loan loss provision	193	193	0.0%
Net income after provision for loan losses	4,268	3,465	23.2%
Total noninterest income	951	594	60.1%
Total noninterest expense	4,218	3,219	31.0%
Income before taxes	1,001	840	19.2%
Provision for income taxes	305	193	58.0%
Net income before nonoperating charges	696	647	7.6%
Goodwill	96	--
Merger and Data Conversion costs	--	883
Net income	$ 600 ========	$ (236 ======== )	354.2%
Share Data Earnings per common share - before nonoperating charges Basic	$ 0.07	$ 0.07	0.0%
Diluted	$ 0.07	$ 0.07	0.0%
Per common share - merger, data conversion or goodwill charges Basic	$ (0.01)	$ (0.10)
Diluted	$ (0.01)	$ (0.10)
Earnings (Loss) per common share - after nonoperating charges Basic	$ $ 0.06	$ (0.03)	300.0%
Diluted	$ $ 0.06	$ (0.03)	300.0%
Book value per common share	$ $ 3.90	$ 3.60	8.4%
Basic average shares outstanding	10,488	8,715
Fully diluted shares outstanding	10,581	9,027
Total common shares outstanding at period end	10,828	9,021

Selected Ratios Return on Average Assets	0.62%	0.79%
Return on Average Equity	6.69%	8.02%
Equity to Total Assets	9.07%	9.42%
Net Loans to Deposits	78.96%	78.62%
Net Interest Margin	4.55%	4.99%
Efficiency Ratio (1)	77.94%	75.71%
Net Chargeoffs (Recoveries) to Average Loans	0.01%	0.16%
Loan Loss Reserves to End of Period Loans	1.37%	1.46%
Non-Performing Assets to Total Assets (2)	1.49%	1.09%
Loan Loss Reserves to Non-Performing Loans	64.51%	83.01%
Non-Performing Assets to Equity and Reserves	14.83%	10.59%

Notes:

(1)	Efficiency ratio is noninterest expense divided by (net interest income plus noninterest income).
(2)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(3)	Earnings per share and book value per share have been recalculated as though the 5% stock dividend had been paid as of the first period presented.

Balance Sheet Data (period end)	June 30, 2001	Dec. 31, 2000	% Change
Total cash and equivalents	$ 42,677	$ 18,036	136.6%
Total investment securities, net	71,154	75,124	-5.3%
Loans and discounts, net	321,070	232,910	37.9%
Premises and Equipment, net	15,372	11,172	37.6%
Other assets	15,356	7,004	119.2%
Total assets	$ 465,629 =========	$ 344,246 =========	35.3%
Total deposits	$ 406,622	$ 296,240	37.3%
Other liabilities	16,786	15,564	7.9%
Total liabilities	423,408	311,804	35.8%
Stockholders' equity	42,221	32,442	30.1%
Total Liabilities and Equity	$ 465,629 =========	$ 344,246 =========	35.3%
	Six-Months Ended June 30,
Income Statement Data	2001	2000	% Change
Total interest income	$ 14,953	$ 12,348	21.1%
Total interest expense	6,762	5,130	31.8%
Net interest income	8,191	7,218	13.5%
Loan loss provision	355	379	-6.3%
Net income after provision for loan losses	7,836	6,839	14.6%
Total noninterest income	1,657	1,008	64.4%
Total noninterest expense	7,518	6,043	24.4%
Income before taxes	1,975	1,804	9.5%
Provision for income taxes	629	535	17.6%
Net income before nonoperating charges	1,346	1,269	6.1%
Goodwill	96	--
Merger and Data Conversion costs	--	883
Net income	$ 1,250 =========	$ 386 =========	223.8%

Share Data Earnings per common share - before nonoperating charges Basic	$ 0.14	$ 0.15	-0.1%
Diluted	$ 0.14	$ 0.14	0.0%
Per common share - merger, data conversion or goodwill charges Basic	$ (0.01)	$ (0.10)
Diluted	$ (0.01)	$ (0.10)
Earnings (Loss) per common share - after nonoperating charges Basic	$ 0.13	$ 0.04	225.0%
Diluted	$ 0.13	$ 0.04	225.0%
Book value per common share	$ 3.90	$ 3.24	20.2%
Basic average shares outstanding	9,762	8,715
Fully diluted shares outstanding	9,853	9,027
Total common shares outstanding at period end	10,828	9,021
Selected Ratios Return on Average Assets	0.68%	0.82%
Return on Average Equity	6.43%	8.72%
Equity to Total Assets	9.07%	8.58%
Net Loans to Deposits	78.96%	80.40%
Net Interest Margin	4.64%	5.18%
Efficiency Ratio (1)	76.34%	73.46%
Net Chargeoffs (Recoveries) to Average Loans	0.01%	0.17%
Loan Loss Reserves to End of Period Loans	1.37%	1.46%
Non-Performing Assets to Total Assets (2)	1.49%	1.10%
Loan Loss Reserves to Non-Performing Loans	64.51%	83.01%
Non-Performing Assets to Equity and Reserves	14.83%	11.63%

Notes:

(1)	Efficiency ratio is noninterest expense divided by (net interest income plus noninterest income).
(2)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(3)	Earnings per share and book value per share have been recalculated as though the 5% stock dividend had been paid as of the first period presented.

Balance Sheet Data (period end)	June 30, 2001	June 30, 2000	% Change
Total cash and equivalents	$ 42,677	$ 28,451	50.0%
Total investment securities, net	71,154	79,987	-11.0%
Loans and discounts, net	321,070	214,578	49.6%
Premises and Equipment, net	15,372	9,828	56.4%
Other assets	15,356	8,213	87.0%
Total assets	$ 465,629 =========	$ 341,057 =========	36.5%
Total deposits	$ 406,622	$ 266,899	52.4%
Other liabilities	16,786	44,896	-62.6%
Total liabilities	423,408	311,795	35.8%
Stockholders' equity	42,221	29,262	44.3%
Total Liabilities and Equity	$ 465,629 =========	$ 341,057 =========	36.5%